Exhibit 3.4A
STATE OF DELAWARE
CERTIFICATE OF CORRECTION
OF
CERTIFICATE OF DESIGNATIONS
OF
5.625% FIXED-RATE RESET NON-CUMULATIVE PERPETUAL
PREFERRED STOCK, SERIES A
OF
COMERICA INCORPORATED

Comerica Incorporated, a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware, as amended (the “General Corporation Law”), does hereby certify:

FIRST: The name of the Corporation is Comerica Incorporated.

SECOND: On May 26, 2020, the Corporation filed the Certificate of Designations of 5.625% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A with the Secretary of State of the State of Delaware (the “Certificate of Designations”).

THIRD: The Certificate of Designations requires correction as permitted by Section 103(f) of the General Corporation Law.

FOURTH: The inaccuracy or defect of the Certificate of Designations to be corrected hereby is the definition of “Reset Date,” as defined in Section 2 and thereby used in the Certificate of Designations. Specifically, due to a scrivener’s error, the definition of “Reset Date” erroneously was defined as “July 1, 2025 and each date falling on the fifth anniversary of the preceding Reset Date, which in each case, will not be adjusted for Business Days” and failed to incorporate the correct starting date to be used for the Reset Date.

FIFTH: The text of the definition of “Reset Date” in Section 2 of the Certificate of Designations is hereby corrected to read in its entirety as follows:

“Reset Date” means October 1, 2025 and each date falling on the fifth anniversary of the preceding Reset Date, which in each case, will not be adjusted for Business Days.

SIXTH: All other provisions of the Certificate of Designations remain unchanged.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed on this 18th day of February, 2025.

COMERICA INCORPORATED

By:	/s/ James J. Herzog
Name:	James J. Herzog
Title:	Senior Executive Vice President and Chief Financial Officer